EXHIBIT 99.1

People’s Liberation Announces Fourth Quarter and Record
Full Year 2009 Financial Results

● Full year net sales increase by 10.7% to over $35.6 million
● Fourth quarter net sales of over $7.1 million
●  Strong fourth quarter gross margin of 50.4%

LOS ANGELES--People's Liberation, Inc. – March 30, 2010 – (OTCBB:PPLB - News), the designer, marketer and seller of high-end casual apparel under the brand names William Rast, People's Liberation, and in the United States, J.Lindeberg, today announced financial results for the fourth quarter and full year ended December 31, 2009.

Year Ended December 31, 2009
For the year ended December 2009, net sales increased 10.7% to $35.6 million from $32.2 million in the same period in the prior year. Gross profit increased to $17.2 million, or 48.4% of net sales, for the year ended December 2009, from $15.5 million, or 48.3% of net sales, for the year ended December 2008.  “I am pleased to announce that this year marked significant progress in our business as we reported record full year sales results and an improved bottom-line,” said the Company’s Chief Executive Officer, Colin Dyne.”

“We are extremely positive about the future of our brands and continue to remain intensely focused on our core business and growth initiatives,” continued Mr. Dyne. “We look forward to continuing our retail expansion for both William Rast and J.Lindeberg in new and existing markets in 2010 and beyond."

Net loss for the year ended December 2009 was $0.7 million, compared to a net loss of $3.1 million in 2008. Net loss attributable to common stockholders for the year ended December 2009 was $1.7 million, or $(0.05) per diluted share, compared to a net loss attributable to common stockholders of $4.5 million, or $(0.12) per diluted share, for 2008. The decrease in net loss attributable to common stockholders during the year ended December 2009 was due primarily to increased net sales and gross profit and decreased noncontrolling interest and operating expenses incurred during the year.

As of December 31, 2009, the Company had cash and cash equivalents of $2.6 million, working capital of approximately $1.7 million and factor availability of approximately $776,000.

Recent Developments & Highlights
•
During Fashion Week in February, 2010, Justin Timberlake and Trace Ayala presented their Fall/Winter 2010 William Rast collection at a fashion show held at Cedar Lake in NYC.  The show launched a capsule collection of William Rast footwear with boots complementing the William Rast DNA and reflecting the biker and Americana influences, which are designed to work with William Rast denim.  This season’s show was presented by Sony.  Other sponsors included Maybelline New York, Sebastian Professional, CRYSTALLIZEDTM - Swarovski Elements, 901 Silver Tequila, Neuro, La Caravelle Champagne and Coors Light.

•
On January 29, 2010, the Company entered into a sponsorship agreement with Sony Electronics Inc.  The sponsorship agreement provided Sony Electronics with the title sponsorship at the Company’s William Rast fashion show held during Fashion Week in New York City in February 2010.  The sponsorship agreement also grants Sony Electronics with title sponsorship in the Company’s “My Name is William Rast 2010 Campaign” and the placement of Sony products in the Company’s William Rast retail and pop-up stores.

•
In December 2009, the Company signed a binding term sheet for a new multi-year licensing agreement with Viva International Group to design, produce and globally distribute William Rast Eyewear and William Rast Racing Eyewear focusing on styles for both the premium and sportswear categories for men and women. Viva is a worldwide leading eyewear company, representing premium and luxury brands including, GUESS, SKECHERS®, Tommy Hilfiger, Escada and Ermenegildo Zegna. The William Rast branded eyewear collections, which will include sunglasses and prescription eyewear, will debut in 2011 and will be available in William Rast’s branded stores and in upscale department stores and specialty retailers worldwide.

•
During the fourth quarter, the Company launched its retail expansion plan for its William Rast brand, with the opening of two new full-price retail stores in Los Angeles and San Jose, and an outlet store in Cabazon, California.

•	The Company anticipates opening a new J.Lindeberg retail store at Aventura Mall in Miami in April 2010, building on its retail stores in Los Angeles’ Beverly Center and in New York’s SoHo area.

•
Professional golfer Camilo Villegas, sponsor of the Company’s J.Lindeberg brand, won his third and most convincing victory on the PGA Tour during the Honda Classic at the PGA National Resort and Spa in Florida in March, 2010.  He was wearing J.Lindeberg branded apparel throughout the event.

Three Months Ended December 31, 2009
Net sales for the fourth quarter of 2009 were $7.1 million compared with net sales of $7.5 million for the fourth quarter of 2008. The slight decrease in net sales was primarily due to a decrease in sales of the Company’s People’s Liberation products relating to our pending litigation with Charlotte Russe.  Pursuant to the Company’s exclusive distribution agreement with Charlotte Russe, the Company sold People’s Liberation brand products to Charlotte Russe from June 2009 until the commencement of litigation in October 2009.  The decrease in net sales was offset by increased wholesale and retail sales of the Company’s J.Lindeberg brand.

Mr. Dyne continued, “We were extremely pleased to have delivered strong sales for the fourth quarter of 2009 and to finish the year on a strong note. Looking ahead, we are very enthusiastic about our recently announced business initiatives, including the launch of our new eyewear licensing agreement for William Rast.  We are working diligently to complete a portfolio of licensing opportunities in fragrance, footwear and accessories to continue our expansion with complementary products. In addition, we anticipate the opening of a new J.Lindeberg Florida retail store in April 2010 at Aventura Mall in Miami, which will showcase our commitment to the brand and its growing consumer awareness and acceptance. These recent initiatives offer significant growth opportunities and we are confident about the long term growth prospects for our company.”

Gross margin improved to 50.4% in the fourth quarter of 2009 from 47.1% in the fourth quarter of 2008. The improvement was mainly driven by a shift in manufacturing of denim products from contract manufacturers in Los Angeles to less costly full package suppliers in Mexico as well as increased retail store sales at higher margins.

Total operating expenses for the fourth quarter of 2009 decreased approximately 26% to $4.4 million, compared to $6.0 million a year ago. The improvement was driven primarily by decreased design and sample costs related to the Company’s restructured design services agreement and decreased promotion and marketing costs.

Net loss for the fourth quarter of 2009 was $0.9 million, compared to a net loss of $2.4 million in the fourth quarter of 2008.  Net loss attributable to common stockholders for the fourth quarter of 2009 was $1.2 million, compared with a net loss attributable to common stockholders of $2.6 million in the fourth quarter of 2008.  The decrease in net loss to common stockholders was due primarily to decreased operating expenses, as discussed above.

Conference Call
The management team will host a pre-recorded conference call to discuss these results today at 4:30 p.m. EST, 1:30 p.m. PST.

To access the pre-recorded conference call in listen-only mode, please dial 888-846-5003 for domestic calls and 408-629-9856 for international calls. The call will be broadcast over the Internet via www.pplbusa.com.  A replay of the call will be available through April 13, 2010. To access the telephone replay, participants should dial (888) 406-7325 for domestic calls and (303)590-3030 for international calls. The access code for the replay is: 4274994. A replay of the web cast will also be available following the conference call on the Company's website at http://pplbusa.com/investors.html for 90 days.

ABOUT PEOPLE’S LIBERATION, INC.
Los Angeles-based People’s Liberation designs and distributes high-end casual apparel under the brand names “People’s Liberation,” “William Rast” and, in the United States, “J.Lindeberg.” The majority of the merchandise the Company offers consists of premium denim, knits, wovens, leather goods, golf wear and outerwear for men and women. In the United States, William Rast and J.Lindeberg branded products are distributed to boutiques, specialty stores and better department stores, such as Nordstrom, Bloomingdales, Saks Fifth Avenue and Neiman Marcus, and online at various websites including williamrast.com, jlindebergusa.com and Zappos.com.. The Company also markets and sells J.Lindeberg branded collection and golf apparel through its retail stores in New York City and Los Angeles, and J.Lindeberg golf wear to green grass golf stores and boutiques in the United States. William Rast products are also sold in its three retail stores located in Los Angeles, San Jose and Cabazon, California.  Internationally, in select countries, the Company sells its William Rast branded apparel products directly and through distributors to better department stores and boutiques throughout the world.

Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding the Company’s belief that its recent initiatives will offer significant growth opportunities and long term growth prospects for the Company.  Factors which could cause actual results to differ materially from these forward-looking statements include the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, and other information that may be detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

People’s Liberation
Darryn Barber, President and CFO
213-745-2123
or
Addo Communications, Inc.
IR Contact
Patricia Dolmatsky/Andrew Greenebaum
310-829-5400

 PEOPLE’S LIBERATION, INC.
CONSOLIDATED BALANCE SHEETS
	December 31, 2009	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$2,567,005	$1,888,718
Restricted cash	167,000	-
Accounts receivable, net of allowance for doubtful accounts	94,306	1,307,922
Inventories	2,731,754	4,925,438
Prepaid expenses and other current assets	405,615	247,672
Total current assets	5,965,680	8,369,750

Property and equipment, net of accumulated depreciation and amortization	1,528,033	837,351
Trademarks, net of accumulated amortization	598,948	600,609
Intangible asset	428,572	428,572
Other assets	469,106	444,266
Total assets	$8,990,339	$10,680,548

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$3,455,512	$3,801,080
Due to factor	2,529	170,369
Customer deposits	-	1,000,000
Due to member	812,090	427,623
Income taxes payable	9,400	17,789
Total current liabilities	4,279,531	5,416,861

Stockholders’ equity:
Common stock, $0.001 par value, 150,000,000 shares authorized; 36,002,563 shares issued and outstanding at December 31, 2009 and 2008	36,002	36,002
Additional paid-in capital	8,103,018	7,951,960
Accumulated deficit	(8,043,054)	(6,349,151)
Total stockholders’ equity	95,966	1,638,811

Noncontrolling interest	4,614,842	3,624,876
Total equity	4,710,808	5,263,687
Total liabilities and stockholders’ equity	$8,990,339	$10,680,548

PEOPLE’S LIBERATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31, 2009	Year Ended December 31, 2008

Net sales	$35,634,806	$32,190,093
Cost of goods sold	18,390,059	16,642,415
Gross profit	17,244,747	15,547,678

Selling, design and production expenses	9,396,134	11,784,062
General and administrative	8,290,842	6,796,234

Total operating expenses	17,686,976	18,580,296

Loss from operations	(442,229)	(3,032,618)

Interest expense, net	207,716	141,844
Other income	-	(16,272)
Total other expense	207,716	125,572

Loss before income taxes and noncontrolling interest in subsidiaries’ earnings	(649,945)	(3,158,190)

Provision (benefit) for income taxes	53,992	(35,250)

Net loss	(703,937)	(3,122,940)

Noncontrolling interest in subsidiaries’ earnings	989,966	1,337,317

Net loss attributable to common stockholders	$(1,693,903)	$(4,460,257)

Basic and diluted weighted average loss per common share	$(0.05)	$(0.12)

Basic and diluted weighted average common shares outstanding	36,002,563	36,002,563